Exhibit 5.1

August 25, 2020

Jupiter Wellness, Inc.

725 N. Hwy A1A

Suite C-106

Jupiter, FL 33477

Ladies and Gentlemen:

We have acted as counsel for Jupiter Wellness, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s registration statement on Form S-1 (the “Registration Statement”) with respect to the registration and sale of an aggregate of 1,000,000 units (each a “Unit and collectively the “Units ”), each Unit consisting of one share of common stock of the Company, par value $0.001 per share, and one warrant (each a “Warrant”), in a firm commitment initial public offering at an assumed price of US$7.50 per Unit, pursuant to that certain Underwriting Agreement, dated _____, ___ among the Company and WestPark Capital, Inc. (the “Underwriter”) for the offer and sale, on a firm commitment basis, of 1,000,000 Units and an over-allotment option issued to the Underwriter to purchase up to 150,000 shares of common stock and/or 150,000 Warrants. The shares of Common Stock included in the Units are referred to as the “Shares”. The Registration statement also covers shares of common stock issuable from time to time upon the exercise of Warrants (the “Warrant Shares”). Each Warrant is immediately exercisable, will entitle the holder to purchase one share of common stock of the Company at an exercise price of US$8.50 and will expire five (5) years from the date of issuance. The offering of the Units will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”) .

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) when the Units have been delivered to and paid for by the Purchasers as contemplated by the Purchase Agreement, the Units and the Shares will be duly authorized, validly issued, fully paid and non-assessable;(ii) when the Warrants have been exercised and paid for the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable; and (iii) that the Warrants and the Units are binding obligations of the Company under the corporate laws of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

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Very truly yours,

/s/ Sichenzia Ross Ference LLP

SICHENZIA ROSS FERENCE LLP

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